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                                                                 Exhibit 10.61
                              CONSULTING AGREEMENT


       THIS AGREEMENT is made this 14 day of July, 2000 by and between FEDEX CORPORATION, a Delaware corporation (the "Company"), and DENNIS H. JONES ("Jones").

       WHEREAS, Jones has submitted his resignation from the Company effective August 31, 2000 and the parties have agreed to a consulting arrangement and wish to reduce such arrangement to writing.

       NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings contained in this Agreement, the parties agree as follows:

       SECTION 1. TERM. The term of this Agreement ("Term") shall begin on the earlier of September 1, 2000 or the date Jones begins other full-time, permanent employment with a successor employer and shall end on December 31, 2002, unless earlier terminated under the provisions of Section 13 of this Agreement.

       SECTION 2. CONSULTING COMPENSATION. Jones shall remain an executive officer of the Company until the beginning date of the Term of this Agreement and shall become an unclassified employee of the Company on such date and shall remain so for the Term of this Agreement. For and in consideration of the consulting services to be performed by Jones and the further covenants and agreements made by him under this Agreement, the Company shall, for the Term hereof, provided Jones is not in default under this Agreement:

(a) pay to Jones from the beginning date of the Term of this Agreement through December 31, 2002 basic monthly compensation of $48,528 in semi-monthly installments;

(b) provide Jones and his dependents coverage under the Company's employee benefit plans to the same extent that coverage existed immediately before the date as of which this Agreement is made;

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(c)    reimburse Jones for not otherwise reimbursed reasonable and necessary travel and lodging expenses incurred in seeking other employment;

(d) provide, at its expense, tax and financial counseling services up to, but not beyond, April 15, 2002 in accordance with the program applicable to executive officers of the Company;

(e) continue to provide Jones the high-speed telephone line currently provided by the Company; however, Jones will reimburse to the Company the cost of providing such telephone line after the beginning date of the Term of this Agreement; and

(f) use its best efforts to provide executive access for Jones and members of his immediate family, to the extent within the Company's control, to Disney World and Disneyland.

Notwithstanding subsection (b) above, neither Jones nor his dependents shall be entitled to travel on Company aircraft, but may obtain interline travel tickets through the Federal Express Corporation Corporate Travel department. However, Jones shall be entitled to discount shipping privileges on the same basis as provided to other employees until he attains age 55.

                SECTION 3. HEALTH INSURANCE, CERTAIN PERSONAL PROPERTY AND BOARD SEAT RESIGNATIONS. The Company agrees to provide Jones and his dependents health benefit coverage after the Term of this Agreement until Jones attains age 55, on substantially the same basis as provided by the Company to participants in its Retiree Group Health Plan as it then exists. The Company may provide such coverage through the purchase of an insurance policy or otherwise, as it shall determine in its sole and exclusive discretion. In addition, the Company agrees that Jones may keep Company computer equipment currently in his possession but Jones agrees to return to the Company his identification badge at the end of the Term of this Agreement. Upon execution of this Agreement, Jones hereby resigns, without

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further notice, his seats on the boards of directors of all Company subsidiaries and affiliates of the Company (as defined in Section 13 of this Agreement).

       SECTION 4. LTI AND MIC SETTLEMENT. Jones understands and agrees that any claims he may have with respect to the Company's Long Term Incentive ("LTI") Plans are settled by (i) any LTI payment due to him in his current position in calendar year 2000 under the Company's FY1998-2000 LTI Plan, and (ii) any amount payable under the FY1999-2001 LTI Plan to Executive Vice Presidents of the Company, multiplied by a fraction, the numerator of which is 27 and the denominator of which is 36, with the result multiplied by the average percentage of Jones' achievement of his Management by Objectives ("MBO") goals for fiscal years 1998 through 2000. In addition, Jones shall be entitled to (i) Management Incentive Compensation ("MIC") for fiscal year 2000 calculated by multiplying the number of points allocated to his position by the percentage achievement of his MBO goals for such year, and (ii) the MBO dollar point value, if any, for FY2001 established for Executive Vice Presidents (assuming Jones achieved 100% of his MBO objectives for such year), multiplied by a fraction, the numerator of which is three and the denominator of which is 12. Such FY2000 and FY2001 MIC and LTI settlements shall be paid at the same time as MIC and LTI payments are made to other participants in such programs. It is understood and agreed that Jones shall receive no other LTI or MIC payments other than as specified in this
Section 3.

       SECTION 5. JONES'S SERVICES; ACKNOWLEDGEMENT OF DUTY OF LOYALTY. Jones agrees to perform such reasonable services as may be requested from time to time during the Term of this Agreement by the Company's Chief Executive Officer. Jones agrees to make himself available at all reasonable times to perform such services during such period. Jones acknowledges his duty of loyalty to the Company and covenants to conduct himself in accordance with such duty during the Term of this Agreement.

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       SECTION 6. OTHER EMPLOYMENT. If Jones obtains other employment providing comparable or better benefits, including life and other insurance, medical, dental, disability, vision care and similar coverage as under the Company's plans during the Term of this Agreement, or medical benefits thereafter pursuant to Section 3 of this Agreement, Jones, on behalf of his dependents, heirs and beneficiaries, hereby waives any claims he or they may have with respect to Company benefits to the extent covered by a successor employer's benefit plan or plans.

       SECTION 7. WITHHOLDING. Any payments made pursuant to this Agreement shall be net of (i) all amounts required to be withheld from such payments pursuant to applicable income tax, Social Security and unemployment insurance laws and regulations, and (ii) such other amounts as are withheld from such payments pursuant to Jones's authorization.

       SECTION 8. STOCK OPTION AND RESTRICTED STOCK MATTERS. Jones shall remain an employee of the Company during the Term of this Agreement. Accordingly, Jones may exercise any options granted under the Company's stock incentive plans which vest before the end of such Term and are exercisable in accordance with the provisions of such stock incentive plans; provided, however, that no loans shall be made pursuant to the Company's Stock Option Loan Policy for purposes of exercising such options or paying any taxes in connection therewith. In addition, Jones shall remain an unclassified employee of the Company until December 31, 2002 for purposes of satisfying the employment condition for becoming entitled to receive all shares of restricted stock then vested. However, Jones shall not be entitled to any stock option or restricted stock grants after the date of this agreement. Jones agrees to repay in full the balance of all currently outstanding stock option loans on or before December 31, 2002.

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       SECTION 9. REFERENCES. The Company shall cause its executive officers, and each of them, to, upon request of a prospective employer for a reference with respect to Jones, favorably recommend Jones in a manner commensurate with his record.

       SECTION 10. RESTRICTIVE COVENANT. Jones covenants and agrees that he will not, during the Term of this Agreement and for a period of two years thereafter, engage as a principal, employee, agent, consultant, independent contractor or in any capacity whatsoever with a Competitor of the Company, except with the prior written consent of the Company, which consent will not be unreasonably withheld. For this purpose, "Competitor" shall mean and be limited to either of United Parcel Service, Airborne Freight Corporation, DHL, Emery Worldwide, TNT Express Worldwide, or any of their principal affiliates and any entity succeeding to their business by reason of a change in identity, merger or consolidation. In addition to any other rights or remedies available to the Company on breach of this covenant, the Company shall be entitled to enforcement hereof by court injunction. In addition, Jones acknowledges his duty of loyalty as an employee of the Company and covenants and agrees that he will not, during the Term of this Agreement, knowingly engage in any activity which would be detrimental or adverse to the interests of the Company.

       SECTION 11. NON-DISCLOSURE OF PROPRIETARY INFORMATION. Jones acknowledges that he possesses substantial proprietary information which is or may become valuable assets of the Company, and that he may obtain knowledge of additional such proprietary information during the term of this Agreement. Jones hereby covenants and agrees that he will not on any occasion, during or after the Term of this Agreement, disclose any such non-public proprietary information to any person except upon the express written authorization of the Company.

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SECTION 12.  RELEASE AND INDEMNIFICATION.

(a) Jones hereby releases the Company from any and all liabilities, claims and causes of action arising, or which may arise in the future, from or in connection with his employment or its termination with or by the Company or the furnishing of services hereunder, other than the obligations of the Company under this Agreement.

(b) Jones agrees to indemnify and hold harmless the Company and its directors, officers, agents and employees from and against any and all liabilities, damages, claims, demands, suits, judgments and expenses, in any manner arising out of or in connection with any act or omission of Jones outside the scope and course of his employment with the Company or the performance of services hereunder.

(c) The Company hereby releases Jones from any and all liabilities, claims and causes of action arising, or which may arise in the future, from or in connection with his employment with or by the Company, other than the undertakings and obligations of Jones under this Agreement.

(d) The Company agrees to indemnify and hold harmless Jones from and against any and all liabilities, claims, costs and expenses, including reasonable attorneys' fees, in any matter arising out of or in connection with his employment with the Company provided that Jones was acting within the scope and course of his employment with respect to such matter.

(e) The release and indemnities provided hereunder shall continue in full force and effect after the termination or expiration of this Agreement.

       SECTION 13. DEFAULT AND TERMINATION. A failure by Jones to perform such services as may be reasonably requested of him pursuant to this Agreement or a breach by Jones of any covenant or agreement contained herein shall constitute a default by Jones. In the event of such default, the Company shall, in addition to any

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right or remedy available to it at law or in equity, have the right to immediately terminate this Agreement by written notice to Jones. In addition, this Agreement shall immediately terminate in the event that Jones becomes employed by an affiliate of the Company in another position, whether or not such employment commences before or during the Term of this Agreement. For this purpose, "affiliate of the Company" shall mean any entity in which the Company or one or more of its subsidiaries has an ownership interest or which is commercially identified with the Company's or any of its subsidiaries' trade names, service marks or trademarks through a licensing arrangement or otherwise. Upon any such termination, the Company shall not be obligated to make any further payments pursuant to this Agreement.

       SECTION 14. ENTIRE CONTRACT. This Agreement, the Release and Waiver of Rights and Claims executed by the parties and dated the same date as this Agreement and the outstanding promissory notes evidencing Jones' stock option loans from the Company together constitute the entire contract between the parties with respect to the subject matters to which they pertain. Any and all other agreements, representations and understandings of the parties shall be deemed merged into such instruments.

       SECTION 15. GOVERNING LAW. This Agreement is made in and shall be governed, construed and enforced in accordance with the laws of the State of Tennessee.

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       IN WITNESS  WHEREOF,  the parties have caused this  Agreement to be duly  executed  this 14 day of July, 2000.

                                           FEDEX CORPORATION

                                          /s/ Frederick W. Smith
APPROVED BY                         By: -------------------------------
LEGAL DEPARTMENT:
                                    Title: Chairman and CEO
                                          -------------------------------

By:     /s/ GWH
    ---------------------------


                                         /s/DENNIS H. JONES
                                         ---------------------------
                                            DENNIS H. JONES

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